Autodesk Press Release

Investors: Abhey Lamba, (415) 547-3502
abhey.lamba@autodesk.com

Press: Taylor Long, (541) 231-9695
taylor.long@autodesk.com

Crawford W. Beveridge to Retire from Autodesk Board of Directors

SAN RAFAEL, CA, April 24, 2019-- Autodesk, Inc. (NASDAQ: ADSK) announced that Crawford Beveridge will not stand for reelection to the Board at the 2019 Annual Meeting of Stockholders. Beveridge has decided to retire after serving 26 years on the Autodesk Board.

Beveridge is a technology industry veteran with more than 35 years of experience, having worked at Sun Microsystems, Scottish Enterprise, Hewlett-Packard, Digital Equipment Corporation and Analog Devices, Inc.

Beveridge said, “It’s been my privilege to serve our shareholders and the company over the past 26 years, which has allowed me to witness the company’s growth from a 2D CAD company to a global leader in design for the AEC, manufacturing and media & entertainment industries. Autodesk is well positioned for its next stage of growth, and I look forward to following the company’s future success from retirement.”

“Crawford has made immeasurable contributions during his tenure on the Autodesk Board and provided critical leadership during pivotal periods in our company’s history,” said Andrew Anagnost, Autodesk president and CEO. “On behalf of the entire Board, I thank Crawford for his service and wish him well in retirement.”

“Crawford has led an exceptional career in the technology industry and his dedication to the Board has contributed substantially to our success,” said Stacy Smith, chairman of the board of Autodesk. “We are forever grateful for his years of service as a director and wish him the best in retirement.”

The Board currently consists of 10 members. If all the Board’s nominees are elected, the Board will consist of nine members immediately following the Annual Meeting and Beveridge’s retirement.

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